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                                                                   EXHIBIT 10.11

                                    AGREEMENT

         Agreement dated February 12, 2001 by and between Value Plus Marketing Inc. (VPM) with it's principal office located at 200 South Washington Blvd, Suite 9, Sarasota, FL, 34236 and AXIA Group, Inc Ticker Symbol AXIA referred to as "Client" with its principal offices located at 268 West 400 South, Suite 300, Salt Lake City, Utah, 84101.

                                      TERMS

         1.1 Initial Terms. The initial terms of this agreement will take effect on (the "launch date") a minimum of 7 days after client has notified VPM of its new web site presence and will cease 12 months thereafter.

         1.2 Renewal. From the initial launch date stated above, Client must provide VPM formal notice at least 7 days prior to beginning a new marketing awareness program.

                                     SERVICE

         1.3 Service. VPM shall provide the service for the Client to display corporate information on the VPM internet property.

         1.4 Delivery and Acceptance. Client will provide written notice of acceptance or provide written notice of rejection of profiled material for Clients company. Failure by Client to deliver such notice within seven days shall constitute acceptance of the service. Client may identify errors in the service without rejecting it. In such event, these errors may be corrected by VPM in a subsequent version as mutually agreed.

         1.5 New services. From time to time, VPM shall offer Client additional services. In the event that Client wishes to also use these new services, the new services will be added via a written amendment to the service definition in
Section 6 and shall be subject to the same terms and conditions of this agreement including the delivery and acceptance terms listed in Section 1.1. With respect to delivery and acceptance, however, Client may decide to reject any such new service, but in so doing Client may only terminate the agreement with respect to that particular new service and not with respect to the entire agreement or with respect to previously added new services which had already been accepted.

         1.6 Licenses. VPM hereby grants Client, during the term, the worldwide, non-exclusive, non-transferable right, subject to the terms and conditions of this agreement, to use VPM internet web site Wall Street Hub located at www.wallsthub.com in correspondence and press releases.


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         1.7 Third Party Provider Content. Client acknowledges that VPM may delay any content or data included in the promotional service to the extent necessary to avoid any obligation to pay any such third person for the use, distribution or display thereof. Client acknowledges and agrees that the length of time the content may need to be delayed to render it non-fee liable may change over the term of the agreement. If no amount of delay would render any such content non-fee liable to third persons, VPM may delete such content from the service.

         1.8 Withdrawal of a Service. VPM may cancel all or part of the service if the provision of all or part of that service:

                  (a) becomes the subject of a claim that such services infringe the ownership rights of any third person or that VPM otherwise does not have the right to permit others to use such services.

                  (b)      becomes illegal or contrary to any applicable Law.

         1.9 Publication of Information. VPM agrees, under the terms of the contract, to add Clients corporate information to it's internet properties and any promotional or mirror web sites for the time frame specified. VPM also agrees to provide at least 10 private e-mails to a minimum number of at least 125,000 subscribers of it's financial newsletter.

                  VPM will have sole discretion to license this right to other partners and other branded or promotional web sites for additional exposure.

                  VPM agrees not to distribute unsolicited e-mail.

                               CLIENT OBLIGATIONS

         1.10 Development Assistance. Client shall provide VPM with reliable corporate information and contacts regarding Client's business and Client's stock in order to facilitate VPM obligations hereunder.

         1.11 Information. Client shall provide information that is true and accurate under the SEC and other government laws regarding dissemination of information to the public.

                  (a) If Client does not provide such material to VPM directly, VPM may then gather information from Clients filings, such as but not limited to, Form 10-QSB, Form 10-K, Form 8-K

                  (b) VPM may also gather information on Client from Client's web site if one does exist.Client confirms that the information portrayed on its web site will be a true and accurate representation and business model of the Client. Clients web site has been recognized as: http://www.axiagroupinc.com.

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         1.12 Reporting Status. Client confirms that they are fully reporting and its filings to the SEC are complete and accurate.

         1.13 Representations. Client confirms that at present they are not the subject or target of inquiry to any investigations or proceedings by any government agency including the SEC or any state security agency with regard to securities fraud.

         1.14 Legality of Payments. Client confirms that they did not make any unlawful payments in connection with the services being provided by VPM pertaining to this agreement.

                             PROMOTION AND BRANDING

         1.15 Promotion. Client shall understand that VPM may license other internet properties to display Clients corporate information.

         1.16 Access to Information. VPM shall allow all visitors to it's internet property, mirror sites, and promotional sites FREE access to corporate information.

         1.17 Warranties. Client understands that VPM makes no warranties regarding the result of said service.

         1.18 Indemnification. Client relieves VPM from any losses, damages, monetary or otherwise that may occur due to the content of company profile that was created using client's public filings, press releases and clients web site as identified in section (b) of 1.11.

         1.19 Warranties of VPM. VPM warrants and represents that it will make no knowingly false claims or misleading statements on behalf of Client; VPM, not the Client will be responsible for any knowingly false claims or misleading statements made on behalf of the Client that were not gathered from clients SEC filings and/or web site/s.

                                 RECOMMENDATIONS

         1.20 Client understands that the publishers of VPM are not broker dealers or registered investment advisors and are not acting in any way to make recommendations for the purchase or sale of any security.

         1.21 Client understands that VPM will make no offer to buy or sell securities.

         1.22 VPM will recommend that any visitor/member considering trading or investing in said security do so only after speaking with a stockbroker or registered financial advisor.



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                                SERVICES PROVIDED

         Create profile on AXIA, deliver to a minimum of 125,000 subscribers of the investment newsletter. Deliver all news releases from AXIA to same subscribers. Conduct an 3-5 minute audio interview with CEO of AXIA.

                              FEES & CAMPAIGN TYPE

         1.23 Fees for the service will be $200,000 and shall be delivered prior to the launch date (1.1).

                                COMPENSATION TYPE

         Client is providing VPM a controlling stake (80% of the outstanding stock) in Cyber Equestrian, Inc., a Nevada corporation. Cyber Equestrian is a reporting, blank check company. Client claims it is a very clean shell with minimal assets and no liabilities and no history of any operations whatsoever. Client will also provide VPM 166 hours of it's legal company services (valued at $300 per hour) to get Cyber Equestrian quoted. These services would include all necessary assistance with:

         - paperwork to merge an operating company into Cyber Equestrian (a necessary step in becoming quoted under today's SEC regulations);

         - An SB-2 Registration Statement with the SEC to allow VPM's public company eLocity Networks Corporation (ELOC) to spin off Cyber Equestrian shares to current ELOC shareholders;

         - respond to SEC comments on the registration statement to get the registration effective;

         -        interim reports with the SEC to keep reporting current;

         -        EDGAR filing with the SEC of these reports.

This value would be allocated $150,000 for the Cyber Equestrian shell company, and $50,000 for client's legal services as described above.

Client and VPM understand that the process of getting Cyber Equestrian publicly traded could take up to one year to complete.

VPM agrees that for a period of two (2) years from the date of the issuance to VPM of the shares representing 80% of the issued and outstanding shares of Cyber Equestrian, Inc., VPM shall assure that the approximately 20% interest maintained by Client shall not be diluted by any action of VPM or Cyber Equestrian, Inc. VPM and its subsidiary, Cyber Equestrian, Inc. shall take whatever steps are necessary, including, but not limited to, issuing additional shares of Cyber Equestrian, Inc. to Client, to assure the integrity of the approximately 20% position of Client which is represented by the shares owned by Client at the closing of the Transaction wherein VPM acquires control of Cyber Equestrian, Inc.



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The shares (80%) to be issued to VPM pursuant to this agreement shall be issued within thirty (30) days of the signing of this agreement.

Client agrees that for a period of two years from the date of the signing of this Agreement, VPM shall have the option to purchase from Client eighty five percent (85%) of the 20% interest being maintained by Client in Cyber Equestrian, Inc. for the sum of fifty thousand dollars ($50,000).

                               OPEN END AGREEMENT

         Client would be willing to provide an additional 100 hours (valued at a discounted rate of $250 per hour instead of $300 per hour) of legal services to eLocity Networks Corporation for further promotion provided by VPM with a value of $25,000.

         1.24 Client understands that fees are non-refundable and binding upon execution of this agreement.

         1.25 VPM will make full disclosure of payment in accordance with the requirements of the U.S. Securities and Exchange Commission at all times.

         By signing this agreement all parties acknowledge that they have read and agree to all the terms and conditions set forth herein.

Client:      Axia Group, Inc.                 Value Plus Marketing Inc.
Address:     268 West 400 South, Suite 300    200 South Washington, Suite 9
             Salt Lake City, Utah, 84101      Sarasota FL, 34236
             PH (801)  575-8073               PH. 941-957-1009
             FAX (801) 575-8092               FAX 941-957-0640

Authorized Company Representative            Authorized Company Representative

/s/ Richard D. Surber                        /s/ Thomas Clay
----------------------------------           ---------------------------------
Richard D. Surber, President                 Thomas Clay, President



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